UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 7, 2016

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Innovation Way, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 7, 2016, The Goodyear Tire & Rubber Company (the "Company" and "we," "us" or "our") amended and restated its $2.0 billion U.S. first lien revolving credit facility. Changes to the facility include extending the maturity to 2021 and reducing the interest rate for loans under the facility by 25 basis points to LIBOR plus 125 basis points, based on our current liquidity as described below.

Our amended and restated first lien revolving credit facility is available in the form of loans or letters of credit, with letter of credit availability limited to $800 million. Subject to the consent of the lenders whose commitments are to be increased, we may request that the facility be increased by up to $250 million. Our obligations under the facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries. Our obligations under the facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:
• U.S. and Canadian accounts receivable and inventory;
• certain of our U.S. manufacturing facilities;
• equity interests in our U.S. subsidiaries and up to 65% of the voting equity interests in most of our directly owned foreign subsidiaries; and
• substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.

Availability under the facility is subject to a borrowing base, which is based on (i) eligible accounts receivable and inventory of the Company and certain of its U.S. and Canadian subsidiaries, after adjusting for customary factors that are subject to modification from time to time by the administrative agent or the majority lenders at their discretion (not to be exercised unreasonably), (ii) the value of our principal trademarks, and (iii) certain cash in an amount not to exceed $200 million. Modifications are based on the results of periodic collateral and borrowing base evaluations and appraisals. To the extent that our eligible accounts receivable and inventory and other components of the borrowing base decline in value, our borrowing base will decrease and the availability under the facility may decrease below $2.0 billion. In addition, if the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess.

The facility, which matures on April 7, 2021, contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, repurchase shares or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. In addition, in the event that the availability under the facility plus the aggregate amount of our Available Cash is less than $200 million, we will not be permitted to allow our ratio of EBITDA to Consolidated Interest Expense to be less than 2.0 to 1.0 for any period of four consecutive fiscal quarters. "Available Cash," "EBITDA" and "Consolidated Interest Expense" have the meanings given them in the facility.

The facility has customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in our business or financial condition since December 31, 2015. The facility also has customary defaults, including a cross-default to material indebtedness of the Company and our subsidiaries. The lenders may declare any outstanding obligations under the facility immediately due and payable upon the occurrence, and during the continuance, of an event of default. In addition, any outstanding obligations under the facility will be immediately due and payable in the event that the Company or certain of its subsidiaries become the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law.

If Available Cash plus the availability under the facility is greater than $1.0 billion, amounts drawn under the facility will bear interest, at our option, at (i) 125 basis points over LIBOR or (ii) 25 basis points over an alternative base rate (the higher of (a) the prime rate, (b) the federal funds effective rate or the overnight bank funding rate plus 50 basis points or (c) LIBOR plus 100 basis points), and undrawn amounts under the facility will be subject to an annual commitment fee of 30 basis points. If Available Cash plus the availability under the facility is equal to or less than $1.0 billion, then amounts drawn under the facility will bear interest, at our option, at (i) 150 basis points over LIBOR or (ii) 50 basis points over an alternative base rate, and undrawn amounts under the facility will be subject to an annual commitment fee of 25 basis points.

JPMorgan Chase Bank, N.A. is the administrative agent and collateral agent for the amended and restated first lien revolving credit facility. Certain of the lenders, agents, arrangers and bookrunners under the credit facility described above have from time to time performed, and may in the future perform, banking, financial advisory and investment banking services for us and our affiliates. In addition, JPMorgan Chase Bank, N.A. is the administrative agent under our existing second lien term loan facility and is the collateral agent, and one of its affiliates is the administrative agent, under our existing European revolving credit facility.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

April 8, 2016	By:	David L. Bialosky

Name: David L. Bialosky
Title: Senior Vice President, General Counsel and Secretary